[LOGO AND LETTERHEAD OF BROWN, RUDNICK, FREED & GESMER]



                              May 30, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

     Re:  Bartlett Capital Trust
          Rule 24f-2 Notice

Gentlemen:

     We have been requested to render an opinion in connection with the filing by Bartlett Capital Trust (the "Trust") of a Rule 24f-2 Notice with respect to the fiscal year ended March 31, 1997 for the shares of beneficial interest ("Shares") of the four series of the Trust established and designated as the Value International Fund, the Basic Value Fund, the Fixed Income Fund and the Short Term Bond Fund (each a "Fund" and collectively the "Funds").

     Reference is made to paragraph 10 of such Notice, wherein the Trust reports that $97,965,786.66 of Shares of the Funds were sold during the fiscal year ended March 31, 1997 in reliance upon registration under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940.

     We invite your attention to the fact that we have been retained as special counsel to the Trust for the purpose of advising the Trust on Massachusetts law and do not represent it generally.

     In connection with this opinion, we have examined (i) a copy of the Agreement and Declaration of Trust dated October 31, 1982 establishing the Trust under the name MGF Equity Trust and the amendments to the Agreement and Declaration of Trust through Amendment No. 7 dated March 19, 1997, (ii) the Trust's By-laws, as amended through July 13, 1984, (iii) a certificate of the Secretary of the Trust dated May 23, 1997 as the the absence of any changes in the Agreement and Declaration of Trust and By-laws of the Trust since the dates indicated above, (iv) the Rule 24f-2 Notice in the form in which it is being filed, (v) a certificate of the Secretary of the Trust dated May 23, 1997 as to votes adopted by the Trustees on May 5, 1997, (vi) the Prospectus for the Fund dated August 1, 1996, and (vii) a certificate of good standing of the Trust dated May 29, 1997 from the Secretary of State of the Commonwealth of Massachusetts.

Securities and Exchange Commission
May 30, 1997
Page 2


     For the purposes of this opinion, we have assumed (i) the legal capacity of each natural person, (ii) the genuineness of each signature on and the completeness of each document submitted to us as an original, (iii) the conformity to the original of each document submitted to us as a copy,
(iv) the authenticity of the original of each document submitted to us as a copy, and (v) the accuracy, completeness and proper indexing of all govern-mental records.

     Based upon and subject to the foregoing, and assuming that the outstanding Shares of the Funds were sold in accordance with the terms of the Trust's Prospectus under the Securities Act of 1933 in effect at the time of sale for the applicable Funds, we are of the opinion that the outstanding
Shares of the Funds, the registration of which the Notice makes definite in number, were validly issued, and are fully paid and non-assessable by the Trust.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Notice.

                              Very truly yours,

                              BROWN, RUDNICK, FREED & GESMER, P.C.

                              By: Brown, Rudnick, Freed & Gesmer, P.C.,
                                   a partner


                              By: /s/ David H. Murphree
                                   David H. Murphree, duly authorized


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